EXHIBIT 10.1

To:    All recipients of awards under the Company’s equity incentive plans
From:    Hilary Ware
Date:    November 6, 2013
Re:    Vesting of Awards Upon Involuntary Termination Without Cause
On November 4, 2013, the Compensation Committee of the Board of Directors of Bristow Group Inc. (the “Company”) authorized an amendment to all outstanding awards under the Bristow Group Inc. 2007 Long Term Incentive Plan, the 2004 Stock Incentive Plan and the 1994 Long Term Management Incentive Plan (as amended and restated to date, the “Plans”) to modify the provisions of such awards with respect to vesting and exercise of awards upon the involuntary termination by the Company of a recipient’s employment with the Company for reasons other than “Cause”, which is referred to as “involuntarily terminated” or an “involuntary termination” for purposes of this amendment.
For purposes of this amendment, “Cause” will have the meaning as defined in any employment agreement between the recipient and the Company, or if there is no such agreement with the Company or if cause is not expressly defined in such an agreement, “Cause” shall mean the recipient’s (1) willful failure to substantially perform the duties assigned to him or her by the Board of Directors of the Company or by his or her supervisor, other than any such failure related to refusal by the recipient to accept an offer by the Company or any of its subsidiaries of relocation for a job by more than 50 miles from the recipient’s job at such time or resulting from incapacity due to physical or mental illness; (2) commission of malfeasance, fraud, or dishonesty, or willful and material violation of Company policies; (3) indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or (4) material breach of any agreement with the Company, including the Company’s Code of Business Integrity.
Awards granted under the Plans more than six months prior to the date a recipient is involuntarily terminated from employment with the Company other than due to Cause will be subject to the following vesting and exercise provisions:

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Unvested stock options granted at least 12 months prior to the recipient’s involuntary termination date will be fully vested. Unvested stock options granted more than six months but less than 12 months prior to the recipient’s involuntary termination date will be vested pro rata based on the number of months worked from the date of grant to the date of involuntary termination, divided by 12. All vested stock options will be exercisable until the earlier of (i) the one year anniversary date from the recipient’s involuntary termination date and (ii) the original expiration date for the term of the option.

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Unvested time-based restricted stock or restricted stock units granted at least 12 months prior to the recipient’s involuntary termination date will be fully vested. Unvested time-based restricted stock or restricted stock units granted more than six but less than 12 months prior to the recipient’s involuntary termination date will be vested pro rata based on the number of months worked from the date of the grant to the date of involuntary termination, divided by 12.

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Unvested performance-based restricted stock or restricted stock units granted at least 12 months prior to the recipient’s involuntary termination date will be fully vested immediately upon the later of (i) the date of the recipient’s involuntary termination date and (ii) the date of attainment of the applicable Threshold Goal (as defined in the recipient’s original award letter) or other performance measure, if any. Unvested performance-based restricted stock or restricted stock units granted more than six but less than 12 months prior to the recipient’s involuntary termination date will be vested once the applicable Threshold Goal (as defined in the recipient’s original award letter) or other performance measure, if any, has been attained, pro rata based on the number of months worked from the date of the grant to the date of involuntary termination, divided by 12.

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Performance-based cash awards will continue to vest on the original time and performance schedule, except that the amount of cash payable under the awards upon attainment of the applicable Threshold Goal (as defined in the recipient’s original award letter), if any, and the performance goals will be prorated by the number of months of continuous service from the beginning of the performance period to the date of involuntary termination, divided by 36 (the number of months in the full performance measurement period).

In order for the foregoing vesting and exercise provisions to apply to an award recipient, the award recipient must have been employed by the Company or any of its subsidiaries on or after November 4, 2013 and within 60 days after the date of involuntary termination execute, without revocation, a waiver and release of claims against the Company and a covenant regarding nondisclosure of confidential information, in the form provided by the Company.
Any awards granted on a date that is six months or less before the recipient’s involuntary termination date will be forfeited. Any award, or portion of an award, granted more than six months prior to the recipient’s involuntary termination date that has not already vested or does not vest after application of the above amendments to the Company’s policies, will be forfeited.
Awards under the Plans to which this amendment applies are intended by the Company to be deductible performance-based compensation under Section 162(m) of the Internal Revenue Code and exempt from or compliant with applicable deferred compensation rules under Section 409A of the Internal Revenue Code and shall be interpreted consistent with such intent.
The provisions of this amendment shall be effective as of November 4, 2013. If the provisions of this amendment conflict with the provisions of an employment agreement, if any, between the Company and a recipient, the provisions that are more favorable to the recipient shall apply. The Compensation Committee retains the discretion to modify or revoke the provisions of this amendment at any time provided that any such modification or revocation shall not have any detrimental impact on any awards granted prior to the effective date of such modification or revocation without the recipient’s express consent.
Should you have any questions with respect to this amendment described above, please contact Vicki Shackelford in the Houston Office.